Exhibit 2.1

AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, is entered into as of the 10th day of March, 2009, between Vineyard National Bancorp (the “Seller”) and Vineyard Bancshares, Inc., a Minnesota corporation (the “Buyer”).

W I T N E S S E T H :

WHEREAS, the Seller and the Buyer entered into a Stock Purchase Agreement as of the 12th day of November, 2008 (the “Agreement”);

WHEREAS, Section 14.1(b) of the Agreement provides that the Agreement may be terminated and the transactions contemplated by the Agreement abandoned at any time by Buyer or Seller prior to the Closing Date (as the term “Closing Date” is defined in the Agreement) if the condition set forth in Section 9.8 of the Agreement shall not have been satisfied within one hundred five (105) days after execution of the Agreement; and

WHEREAS, Buyer and Seller want to amend the Agreement to provide additional time for the condition set forth in Section 9.8 of the Agreement to be satisfied and to modify the conditions set forth in Sections 9.8 and 9.10 of the Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and in the Agreement and further in consideration of the mutual covenants set forth herein and in the Agreement, Buyer and Seller hereby agree as follows:

1.            Amendment to Section 9.8.  Section 9.8 of the Agreement is hereby amended to read in its entirety as follows:

9.8.            Financing.  The Buyer shall have received any combination of (a) commitments for equity financing (including subscriptions in the “Stock Offering,” as such term is defined in Section 12.5 hereof); (b) approval by the United States Department of the Treasury for participation in the  Troubled Asset Relief Program Capital Purchase Program or any other program or assistance that may become available; (c) commitments for access to cash and cash equivalents through borrowings or otherwise; and (d) other sources of funds to which the Buyer and the Seller agree, in an aggregate amount which is sufficient to make an investment in the Bank at Closing equal to or greater than the amount required by the applicable Governmental Authorities in connection with obtaining the requisite regulatory approvals contemplated by Sections 8.2 and 9.2 hereof.

2.            Amendment to Section 9.10.  Section 9.10 of the Agreement is hereby amended to read in its entirety as follows:

9.10            Closing Balance Sheet.  At least three days prior to the Closing, the Buyer shall have received a balance sheet of the Bank as of the Determination Date, prepared in accordance with the Accounting Standards, showing combined Bank stockholders' equity and loan loss reserve of at least $120,000,000, with at least $25,000,000 in the Bank's loan loss reserve.

3.            Amendment to Section 12.5(a).  The second sentence of Section 12.5(a) is hereby amended to read in its entirety as follows:

When the Buyer has met the financing requirement set forth in Section 9.8, the Buyer shall promptly provide the Seller and the Lender with written notification (the “Financing Notification”) that the financing requirement set forth in Section 9.8 has been satisfied, which notification shall include a description of the source of funds.

4.            Amendment to Section 14.1(b).  Section 14.1(b) of the Agreement is hereby amended to read in its entirety as follows:

(b)	by the Buyer or the Seller if the condition set forth in Section 9.8 shall not have been satisfied on or before 5:00 p.m., Pacific Time, on March 31, 2009;

5.            Continuing Effect of Agreement.  Except as expressly amended by this Amendment No. 1, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered to the other party this Amendment No. 1 effective as of the day and year first above written.

BUYER:                                                                                 SELLER:

VINEYARD BANCSHARES, INC.             VINEYARD NATIONAL BANCORP

By:       /s/ Douglas M. Kratz                             By:        /s/ Glen C. Terry
      Signature                                                                                 Signature

        Douglas M. Kratz                                                  Glen C. Terry                                  ___
 Name Typed or Printed                                                          Name Typed or Printed

Its:   President and Chief Executive Officer             Its: President and Chief Executive Officer       _____
     Title Typed or Printed                                                               Title Typed or Printed